FULFILLMENT SERVICING AGREEMENT

This Agreement between Firstar Trust Company ("FTC"), a Wisconsin corporation, Rafferty Asset Management, LLC ("Rafferty"), a New York limited liability company, and the Potomac Funds (the "Fund"), a Massachusetts business trust, is entered into on this ____ day of September 1997.

WHEREAS, the Fund is an open-end management investment company which is registered under the Investment Company Act of 1940;

WHEREAS, Rafferty is the Fund's investment adviser; and

WHEREAS, FTC provides fulfillment services to mutual funds and the Fund desires FTC to provide it such services;

NOW THEREFORE, the parties agree as follows:

DUTIES AND RESPONSIBILITIES OF FTC

   1. Answer all prospective shareholder calls concerning any portfolio of the Fund (each a "Portfolio") listed in the attached Schedule A, which may be modified from time to time.

   2. Send all available materials concerning a Portfolio requested by a prospective shareholder within 24 hours from time of the request. Such materials may include the Fund's most current prospectus, statement of additional information, financial statements, new account forms, fact sheets, and sales literature or other materials at the direction of the Fund ("fulfillment materials").

   3. Receive and update all fulfillment materials concerning a Portfolio to ensure that the most current information is sent and quoted.

   4. Provide 24 hour answering service to record prospective shareholder calls made after hours (8 p.m. to 9 a.m., eastern standard time).

   5. Maintain and store fulfillment materials concerning a Portfolio.

   6. Maintain records relating to the fulfillment services FTC provides the Fund and provide the Fund with periodic reports on the fulfillment services provided pursuant to this Agreement as agreed upon from time to time between the Fund and FTC.


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DUTIES AND RESPONSIBILITIES OF THE FUND

   1. Provide FTC updates to the fulfillment materials for each Portfolio as necessary.

   2. Represent that all fulfillment materials have been filed, as necessary, with the National Association of Securities Dealers, Securities and Exchange Commission, and state regulatory authorities, as appropriate.

   3. Supply FTC with sufficient inventory of fulfillment materials concerning for each Portfolio as requested from time to time by FTC.

   4. Provide FTC with any information about a Portfolio necessary to answer prospective shareholder questions.

COMPENSATION

Rafferty (and not the Fund) agrees to compensate FTC for the services performed under this Agreement in accordance with the attached Schedule B. Rafferty agrees to pay all invoices within ten days of receipt.

PROPRIETARY AND CONFIDENTIAL INFORMATION

FTC agrees on behalf of itself and its directors, officers, employees and agents to treat confidentially and as proprietary information regarding each Portfolio, all records and other information relative to such Portfolio, and prior, present, or potential shareholders of the Fund (and clients of said shareholders), and not to use such records or information for any purpose other than performance of its responsibilities and duties hereunder, except after prior notification to and approval in writing by the Fund, which approval shall not be unreasonably withheld and may not be withheld where FTC may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when so requested by the Fund.

NOTICES

Notices of any kind to be given by either party to the other party shall be in writing and shall be duly given if mailed or delivered as follows: Notice to FTC shall be sent to Firstar Trust Company, 615 East Michigan Street, Milwaukee, WI 53202, and notice to the Fund shall be sent to the Potomac Funds, located at 550 Mamaroneck Avenue, Harrison, NY 10528.

TERMS OF AGREEMENT

This Agreement shall become effective upon its execution and shall continue until terminated by either party upon sixty (60) days' prior written notice given by one party to the other party. This Agreement and any rights or obligations hereunder may not be assigned by either party without the written consent of the other party. This Agreement may be amended by the mutual written consent of both parties.


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CHOICE OF LAW

This Agreement shall be construed in accordance with the laws of the State of Wisconsin. Trustees, officers and shareholders of the Fund and members and employees of the Fund shall not be personally liable for obligations of the Fund in connection with any matter arising from or in connection with this Agreement.

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.



POTOMAC FUNDS                                FIRSTAR TRUST COMPANY


By:________________________________          By:_______________________________



Print:_____________________________          Print:____________________________



Title:_____________________________          Title: First Vice President



Date:______________________________          Date:_____________________________



Attest:____________________________          Attest:___________________________


                        RAFFERTY ASSET MANAGEMENT, LLC


                        By:______________________________



                        Print:______________________________



                        Title:______________________________



                        Date:______________________________



                        Attest:______________________________



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